UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  09/28/2005

Centene Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-33395

Delaware	42-1406317
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

7711 Carondelet Avenue, Suite 800, St. Louis, MO 63105
(Address of Principal Executive Offices, Including Zip Code)

314-725-4477
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 7.01.    Regulation FD Disclosure

At a conference we held on September 28, 2005 to describe our processes for contracting and IBNR accounting, Michael F. Neidorff, our chief executive officer, made the following comments: "This last quarter has really been a difficult one for everyone. And we want to get . . . something out very early. The fact that we're not webcasting this tells you I don't have any bad news to deliver. I'm not changing any guidance relative to webcasting. The company has the policy of not reaffirming as such, but I've always told every investor if there's something to worry about, I'll tell you as soon as I start to worry about it so we can all worry together. So I think just the very fact that it's not webcast should probably have told you something from the beginning that the business is solid, it's as last reported and we're very comfortable with it."

In making these remarks, Mr. Neidorff did not intend to imply that he was affirming or otherwise commenting on forward-looking guidance that we had previously provided with respect to our financial results for the quarter ending September 30, 2005. We provide guidance regularly in our quarterly earnings calls with investors, but otherwise do not update guidance, other than in exceptional circumstances. Mr. Neidorff intended to convey that it is our policy to pre-announce quarterly operating results if and when we determine that those results will vary materially and adversely from previously expressed guidance.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Centene Corporation

Date: September 29, 2005.	By:	/s/ Michael F. Neidorff
Michael F. Neidorff
Chairman and Chief Executive Officer